Exhibit 99.1

Switch and Data Announces $100 Million Senior Secured

Financing Led by RBC Capital Markets

TAMPA, Fla. – September 8, 2009 – Switch and Data (NASDAQ: SDXC), a leading provider of network neutral data center and Internet exchange services, today announced that the company has obtained $100 million of debt financing from a syndicate of banks arranged by RBC Capital Markets1. The financing will accelerate Switch and Data’s capacity expansion program including its previously announced site in Atlanta, GA and fund expansion in other high-growth markets.

“Improved bookings combined with increasing customer demand afford us the opportunity to accelerate our investments for growth,” said Keith Olsen, CEO and President of Switch and Data. “Network-centric companies are rolling out multiple new service offerings which continue to demand more infrastructure and interconnection capacities across more local, regional and global markets. Our company’s broad footprint of data centers and interconnection services play a crucial role in supporting the growth of these customers’ network based services,” further commented Mr. Olsen.

The $100 million is in the form of delayed draw term loans, governed by an amendment to the Company’s existing credit agreement. Switch and Data can draw down the loans over the next twelve months. Interest accrues at a variable rate, currently 4.50% above a 2.00% LIBOR floor. Repayments of principal will commence in 2011 and culminate in 2014. Royal Bank of Canada will act as administrative agent and collateral agent, and RBC Capital Markets acted as lead arranger and bookrunner for the new debt financing.

About Switch and Data

Switch and Data is a premier provider of network-neutral data centers that house, power and interconnect the Internet. Leading content companies, enterprises and communications service providers rely on Switch and Data to connect to customers and exchange Internet traffic. Switch and Data has built a reputation for world-class service, delivered across the broadest collocation footprint and richest network of interconnections in North America. Switch and Data operates 34 sites in the U.S. and Canada, provides one of the highest customer satisfaction scores for technical and engineering support in the industry, and is home to PAIX® – the world’s first commercial Internet exchange.

Important information about Switch and Data is routinely posted to the investor relations section of the company’s website www.switchanddata.com. For copies of all Switch and Data press releases and SEC filings, please visit the website. To automatically receive Switch and Data financial news by email, please visit the website and subscribe to Email Alerts. Investors are encouraged to check Switch and Data’s website frequently to access the most up-to-date information.

[1]	RBC Capital Markets is the corporate and investment banking arm of the Royal Bank of Canada.

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